                                                                    EXHIBIT 99.2



                   NorthPoint Reports Second-Quarter Results

           Groundbreaking Deal with Verizon Establishes NorthPoint as
                            New National DSL Leader

San Francisco, August 8, 2000 - NorthPoint Communications [Nasdaq: NPNT] today reported results for the quarter ended June 30, 2000, highlighted by continued strong revenue and digital subscriber line (DSL) subscriber growth. The company also announced today an unprecedented agreement with Verizon Communications [NYSE: VZ]. The agreement combines Verizon's and NorthPoint's DSL wholesale businesses to create a new national DSL leader capable of delivering increased broadband services choice and innovation to American consumers and businesses.

"Our deal with Verizon creates a new NorthPoint and a new national DSL leader combining the hard-charging spirit of a DSL pioneer with a new depth of resources enabling us to scale faster for the ever-growing broadband opportunity," said Liz Fetter, NorthPoint's president and CEO. "The fundamentals of the DSL business are only improving, and NorthPoint has significantly strengthened its position as a long-term competitor and innovator in this market."

Financial Results
-----------------

On June 20, 2000, NorthPoint pre-reported a range of expectations for second-quarter revenue growth, subscriber growth and earnings before net interest, taxes, depreciation, and amortization (EBITDA). The actual figures reported for the second quarter are in line with these expectations.

NorthPoint reported revenue of $24.4 million for the quarter ended June 30, 2000, a 22 percent sequential increase over revenue of $20.0 million for the quarter ended March 31, 2000. NorthPoint's revenue for the quarter ended June 30, 2000 increased nearly tenfold from second quarter 1999 revenue of $2.5 million.

Reflecting the company's accelerated network expansion and the implementation of its new service delivery and support platform, net loss for the second quarter of 2000 was $112.1 million versus a net loss of $79.9 million for the quarter ended March 31, 2000. NorthPoint recorded a net loss of $37.9 million for the quarter ended June 30, 1999. EBITDA for the quarter ended June 30, 2000 was negative $78.8 million versus negative $61.7 million for the quarter ended March 31, 2000 and negative $29.2 million for the year-ago quarter.

During the second quarter, NorthPoint reached a major milestone by achieving EBITDA-positive performance in four of its earliest launched markets: San Francisco, Los Angeles, Chicago and San Diego demonstrating an accelerated pace toward profitability. Each of these markets turned EBITDA-positive well before the expected 24-month timeframe.

Second-Quarter Operational Results
-----------------------------------

The number of NorthPoint DSL subscribers grew 50 percent in the second quarter of 2000 to 62,000 subscribers from 41,300 subscribers as of March 31, 2000. Fully operational central offices increased during the second quarter to 1,505 from 1,260 as of March 31, 2000, and built or operational central offices increased to 1,620 during the same period. The number of homes and businesses passed increased during the quarter to approximately 41 million from 36 million at March 31, 2000.

NorthPoint launched a number of strategic initiatives during the second quarter. Among these initiatives:

 .  Network Expansion - NorthPoint expanded its network to 14 new markets and is
   -----------------
   now operational in 99 metropolitan statistical areas.
 .  Line Sharing - NorthPoint secured line-sharing agreements with all major
   ------------
   ILECs, a development that will dramatically reduce NorthPoint's costs for shared loops from costs for today's stand-alone loops.
 .  International - VersaPoint, NorthPoint's European venture, launched service
   -------------
   in the Netherlands in June. Through its NorthPoint Canada venture, NorthPoint recently introduced service in Toronto.
 .  New Products - Leveraging its new national backbone and the intelligence
   ------------
   built into its local broadband networks, NorthPoint launched "Regional Connect," a new service enabling its ISP partners to interconnect in one NorthPoint market and serve customers in other regions covered by its network footprint.
 .  Senior Management Appointments - NorthPoint further strengthened its senior
   ------------------------------
   management team with the appointments of Michael Glinsky and Shellye Archambeau to the positions of chief financial officer and chief marketing officer, respectively. Glinsky formerly served as executive vice president and CFO at U S West. Archambeau, recently named to Internet World's list of top "click & mortar" executives, most recently served as president of Blockbuster Entertainment's e-commerce division.

In April, NorthPoint implemented its new service delivery and support platform, OSS2000, designed to be one of the most advanced and automated in the industry and expected to drive continued improvements in the company's ability to scale. The system is providing increased capacity, however one necessary software modification has been temporarily delayed and, as a result, management believes that cumulative line installations at the end of the third and fourth quarters may fall 10 to 15 percent below current estimates and that EBITDA losses may increase by $10-$15 million. Management expects continued strong revenues for the year within the current range of analyst expectations.

The combination of NorthPoint's entrepreneurial management and experience with the resources and capabilities of Verizon will create a national broadband leader with significantly enhanced scale and long-term growth opportunities. NorthPoint anticipates that the combined businesses will have more than 600,000 lines on a pro forma basis as of the end of the year.

NorthPoint and Verizon Create New DSL Wholesale Leader
------------------------------------------------------

NorthPoint and Verizon separately announced today the merger of their respective digital subscriber line (DSL) businesses creating one of the world's best positioned broadband services companies with significantly improved access to
capital.   As part of the agreement, Verizon will contribute its DSL assets and
$800 million in cash to the new NorthPoint. Verizon will distribute $350 million of this cash to existing NorthPoint shareholders. On a per share basis, this pay out is estimated to be $2.50 per share. Verizon will also invest $450 million to fund the "new" NorthPoint's business plan. As a result of its investment of cash and other assets, Verizon will receive a 55 percent ownership in NorthPoint. NorthPoint will continue to report financial results and trade as a separately listed public company. Its financial results will also be consolidated into Verizon's financial results.

The merger combines the DSL networks, product suites, strategic partnerships, customers and personnel of NorthPoint and Verizon to create the preeminent broadband leader dedicated to accelerating broadband service innovation and
choice nationwide.   The combined operations of NorthPoint and Verizon expect to begin the year 2001 with the following growth metrics:

                                             December 31, 2000
                                             -----------------

End-of-Year Subscribers                      600,000+
Unique Operational Central Offices           3,000+
Homes & Business Passed                      63 million
MSAs Served                                  163

NorthPoint's merger with Verizon requires approval from the Federal Communications Commission, Department of Justice, various state commissions and NorthPoint shareholders. The companies expect to complete the merger in the fist half of 2001.

About NorthPoint

NorthPoint Communications Group, Inc., one of the fastest-growing DSL services providers in the U.S., is building a global network designed to deliver affordable, dedicated high-speed Internet access, streaming content and other value-added services to consumers and businesses around the world. The company currently operates DSL-based local networks in 99 U.S. metropolitan statistical areas (MSAs). NorthPoint is also expanding its services around the globe through strategic partnerships with Versatel in Europe and Call-Net in Canada. On August 8, 2000, NorthPoint announced an agreement with Verizon to combine their industry-leading DSL businesses. The agreement strengthens NorthPoint's ability to quickly scale to meet the fast-growing demand for broadband services and to deliver innovative new services and greater choice to American consumers and businesses. The combined operations of NorthPoint and Verizon are expected to serve more than 600,000 DSL subscribers and will pass approximately 63 million potential subscribers in 163 MSAs by the end of 2000. For additional information, visit www.northpoint.net.
                   ------------------

                                     # # #

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements. Such statements are indicated by words or phrases such as "anticipate," "estimate," "projects," "believes," "intends," "expects" and similar words and phrases. Actual results may differ materially from those expressed or implied in any forward-looking statement as a result of certain risks and uncertainties. Some of these risks and uncertainties include, without limitation: NorthPoint's dependence on strategic third parties to market and resell its services, intense competition for NorthPoint's service offerings, dependence on growth in demand for DSL-based services, ability to raise additional capital, the inability to obtain, or meet conditions imposed for, governmental approvals for the proposed merger with Verizon Communications' DSL business, the failure of NorthPoint's stockholders to approve the merger, costs related to the merger, the risk that NorthPoint's and Verizon's DSL businesses will not be integrated successfully, the failure of NorthPoint to realize anticipated benefits of the merger and other economic, business, competitive and/or regulatory risks and uncertainties detailed in the company's Securities and Exchange Commission filings. Prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any of the forward-looking statements contained herein to reflect future events or developments.

NorthPoint Communications Group, Inc. and Bell Atlantic Corporation (d/b/a Verizon Communications) will file a joint proxy statement/prospectus and other documents regarding the proposed business combination transaction referenced in the foregoing information with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement/prospectus, when it becomes available, because it will contain important information. A definitive joint proxy statement/prospectus will be sent to stockholders of NorthPoint Communications Group, Inc. seeking their approval of the proposed transaction. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus (when it is available) and other documents filed by NorthPoint Communications Group, Inc. and Bell Atlantic Corporation (d/b/a Verizon Communications) with the Commission at the Commission's web site at www.sec.gov. The definitive joint proxy statement/prospectus and these other documents may also be obtained for free by NorthPoint stockholders by directing a request to: NorthPoint Communications Group, Inc., 303 Second Street, South Tower, San Francisco, CA 94107, Attn: Investor Relations, (415) 403-4003,
email: investorrelations@northpoint.net.

                    NorthPoint Communications Group, Inc.
                     consolidated Statements of Operations
                                  (Unaudited)
            (Amouts in thousnads, except share and per share data)

                                                            Three Months Ended                 Six Months Ended
                                                            -------------------                ----------------
                                                       June 30, 2000    June 30, 1999    June 30, 2000    June 30, 1999
                                                       -------------    -------------    -------------    -------------
Revenues                                               $      24,403    $       2,504    $      44,374    $       3,787

Operating Expenses:
  Network expenses                                            40,894            7,801           74,432           11,733
  Selling, marketing, general and
   administrative expenses                                    62,301           23,910          110,473           38,240
                                                       -------------    -------------    -------------    -------------
  EBITDA (1)                                                 (78,792)         (29,207)        (140,531)         (46,186)
  Amortization of deferred stock compensation                  1,252            1,215            2,462            2,807
  Depreciation and amortization                               17,959            2,813           28,702            4,200
                                                       -------------    -------------    -------------    -------------
          Loss from operations                               (98,003)         (33,235)        (171,695)         (53,193)

Interest income                                                4,810            3,026            9,848            3,264
Interest expense                                             (16,602)          (7,689)         (27,612)         (11,271)
Equity in net income (loss) of affiliated companies           (2,030)               0           (2,030)               0
Taxes                                                           (235)              (4)            (510)             (54)
                                                       -------------    -------------    -------------    -------------

                  Net loss                             $    (112,060)   $     (37,902)   $    (191,999)   $     (61,254)
                                                       =============    =============    =============    =============

Basic and diluted net loss
   per common share                                    $       (0.85)   $       (0.44)   $       (1.47)   $       (1.10)
                                                       =============    =============    =============    =============
Weighted average shares used in
  computing net loss per share                           132,098,858       86,113,944      130,554,664       55,680,075

Other data:

 Selected Balance Sheet Data:                                                            June 30, 2000    June 30, 1999
                                                                                         -------------    -------------
   Cash, cash equivalents and short-term investments                                     $     217,062    $     402,752
   Net property and equipment                                                                  397,313           89,788
   Total assets                                                                                734,693          503,106
   Current liabilities                                                                         113,814           20,808
   Long-term obligations                                                                       494,820           57,290
   Stockholders' equity                                                                        126,059          425,008

(1) EBITDA is defined as net income (loss) before net interest, taxes, depreciation, amortization (including amortization of deferred stock compensation), and equity in net income (loss) of affiliated companies.